EXHIBIT 11

                    INTERNATIONAL ASSETS HOLDING CORPORATION
                 STATEMENT OF COMPUTATION OF EARNINGS PER SHARE

             For the Twelve Months Ended September 30, 2000 and 1999

                                                                    2000            1999
                                                                    ----            ----
Basic Earnings Per Share
Numerator:
  Net income                                                     $  279,143      $  397,181

Denominator:
  Weighted average number of common shares outstanding            2,123,064       1,835,696

Basic earnings per share                                         $     0.13      $     0.22

Diluted Earnings Per Share
Numerator:
  Net income                                                     $  279,143      $  397,181

Denominator:
  Weighted average number of common shares outstanding            2,123,064       1,835,696

  Weighted average number of net common shares that would
  be issued upon exercise of dilutive options assuming
  proceeds used to repurchase shares pursuant to the treasury
  stock method (1)                                                  247,910         384,339

  Weighted average number of common shares and dilutive
  potential common shares outstanding                             2,370,974       2,220,035

Diluted earnings per share                                       $     0.12      $     0.18

--------------------------------------------------------------------------------
(1) The treasury stock method recognizes the use of proceeds that could be obtained upon exercise of options in computing diluted earnings per share. It assumes exercise of options as of the beginning of the period or when issued, if later, and that any proceeds would be used to purchase common stock at the average market price during the period.

                                       1